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Exhibit 7(a)

LIBERTY MEDIA INTERNATIONAL, INC.
2004 INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

        THIS NON-QUALIFIED STOCK OPTION AGREEMENT ("Agreement") is made as of June 7, 2004 (the "Effective Date"), by and between LIBERTY MEDIA INTERNATIONAL, INC., a Delaware corporation (the "Company"), and the individual whose name and address appear on the signature page hereto (the "Grantee").

        The capital stock of the Company is to be distributed to the holders of the common stock of Liberty Media Corporation ("Liberty Media") on the date (the "Distribution Date") specified by the Board of Directors of Liberty Media.

        The Company has adopted the Liberty Media International, Inc. 2004 Incentive Plan (the "Plan"), a copy of which is attached to this Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined herein will have the meaning given thereto in the Plan.

        Pursuant to the Plan, the Committee appointed by the Board pursuant to Section 3.1 of the Plan has determined that it would be in the interest of the Company and its stockholders to grant the Option (as defined below) and rights provided herein to the Grantee subject to the conditions and restrictions set forth herein and in the Plan in order to provide the Grantee with remuneration for services rendered, to encourage the Grantee to continue to provide services to the Company and its Subsidiaries and to increase the Grantee's personal interest in the continued success and progress of the Company.

        The Company and the Grantee therefore agree as follows:

        1.     Definitions. The following terms, when used in this Agreement, have the following meanings:

        "83(b) Election" has the meaning specified in Section 5 of this Agreement.

        "Agreement" has the meaning specified in the preamble to this Agreement.

        "Base Price" means $39.10.

        "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, are required or authorized to be closed.

        "Cause" has the meaning specified for "cause" in Section 11.2(b) of the Plan.

        "Close of Business" means, on any day, 5:00 p.m., Denver, Colorado time.

        "Company" means Liberty Media International, Inc. and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets.

        "Determination Date" means the last day of the ten (10) consecutive trading day period used in the calculation of the applicable Base Price.

        "Distribution Date" has the meaning specified in the recitals to this Agreement.

        "Effective Date" has the meaning specified in the preamble to this Agreement.

        "Grantee" has the meaning specified in the preamble to this Agreement.

        "Liberty Media" has the meaning specified in the recitals to this Agreement.

        "LBTYB" means the Series B common stock, $.01 par value per share, of the Company and any capital stock of the Company into which the shares of such series may be changed or converted or for which they may be exchanged.

        "Option" has the meaning specified in Section 2 of this Agreement.

        "Option Shares" means the shares of LBTYB purchasable upon exercise of the Option.

        "Original Number of Shares" means the aggregate number of Option Shares that would initially be issuable if the Option were exercised in full on the Determination Date, which number shall be subject to adjustment pursuant to Section 4.2 of the Plan.

        "Permitted Transferee" has the meaning specified in Section 8(b) of this Agreement.

        "Plan" has the meaning specified in the recitals to this Agreement.

        "Required Withholding Amount" has the meaning specified in Section 5 of this Agreement.

        "Special Termination Period" has the meaning specified in Section 7(a)(iv) of this Agreement.

        "Term" has the meaning specified in Section 2 of this Agreement.

        "Termination Date" means the date upon which the Termination Event occurs.

        "Termination Event" means the last to occur of (x) the termination of the Grantee's employment with the Company and its Subsidiaries, (y) the termination of the Grantee's provision of services to the Company and its Subsidiaries as a consultant, independent contractor or in a similar capacity, and (z) the Grantee's ceasing to be a member of the Board of Directors of the Company.

        "Unvested Portion" has the meaning specified in Section 3 of this Agreement.

        "Unvested Shares" has the meaning specified in Section 3 of this Agreement.

        "Vested Portion" has the meaning specified in Section 3 of this Agreement.

        "Vested Shares" has the meaning specified in Section 3 of this Agreement.

        "Year of Continuous Service" has the meaning specified in Section 7(a) of this Agreement.

        2.     Grant of Options. Subject to the terms and conditions of this Agreement, pursuant to the Plan, the Company grants to the Grantee an option to purchase from the Company, at the Base Price per share, 1,474,448 shares of LBTYB. The Option granted hereunder is a "Nonqualified Stock Option" and is hereinafter referred to as the "Option." The Option will be exercisable during the period commencing upon the Close of Business on the Determination Date and expiring at the Close of Business on the tenth (10th) anniversary of the Distribution Date (the "Term"), subject to earlier termination as provided in Section 7 below. The Base Price per share and the number of shares issuable upon exercise of the Option are subject to adjustment pursuant to Section 10 below. No fractional shares of LBTYB will be issuable upon exercise of the Option, and the Grantee will receive, in lieu of any fractional share of LBTYB that the Grantee otherwise would receive upon such exercise, cash equal to the fraction representing such fractional share multiplied by the Fair Market Value of one share of LBTYB as of the date on which such exercise is considered to occur pursuant to Section 4 below.

        3.     Vesting and Exercise. Unless otherwise determined by the Committee in its sole discretion, the Option will vest and be exercisable only in accordance with the conditions stated in this Section 3.

          (i)    Except as otherwise provided in the last sentence of this Section 3(i), the Option and the Option Shares issued or issuable upon exercise thereof will vest in accordance with the following schedule:

Anniversary of Distribution Date	Percentage of Original Number of Shares
First	20%
Second	40%
Third	60%
Fourth	80%
Fifth	100%

  The portion of the Option that has not vested as of any date of determination is referred to herein as the "Unvested Portion" and the portion of the Option that has vested as of any date of determination is referred to herein as the "Vested Portion." The term "Vested Shares" as used herein means those Option Shares that have been issued upon exercise of a Vested Portion of the Option and/or those Option Shares that have vested after issuance and on or prior to the date of determination, whether pursuant to the foregoing schedule or the other terms of this Agreement or the Plan. The term "Unvested Shares" as used herein means those Option Shares that were issued upon exercise of an Unvested Portion of the Option and have not thereafter vested as of the date of determination. If the Option is exercised in part prior to the complete vesting thereof, the foregoing vesting schedule will apply first to the Option Shares issued upon exercise in the order of issuance thereof and then to the unexercised portion of the Option. Notwithstanding the foregoing, (i) if a Termination Event occurs by reason of the Grantee's death or Disability, all then Unvested Shares and any Unvested Portion of the Option will vest in full on the Termination Date, (ii) if a Termination Event occurs without Cause (as determined in the sole discretion of the Committee) and other than as a result of the Grantee's resignation or retirement, any Unvested Shares and/or Unvested Portion of the Option that would have vested during the remainder of the calendar year in which the Termination Event occurred will vest on the Termination Date and (iii) in the event of any Approved Transaction, Board Change or Control Purchase (other than a Control Purchase from the Grantee), all then Unvested Shares and any Unvested Portion of the Option will vest in full on the date on which such event occurs, unless in the case of an Approved Transaction, the Committee has determined in compliance with the requirements of Section 11.1(b) of the Plan that outstanding Awards under the Plan held by senior executives of the Company generally will not vest or become exercisable on an accelerated basis.

          (ii)   Subject to Section 7 of this Agreement, including the Company repurchase rights set forth therein, the Option will become exercisable upon the Close of Business on the Determination Date and may be exercised thereafter in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Term or earlier termination thereof.

          (iii)  The Grantee acknowledges and agrees that the Committee, in its discretion and as contemplated by Section 3.3 of the Plan, may adopt rules and regulations from time to time after the date hereof with respect to the exercise of the Option and that the exercise by the Grantee of the Option will be subject to the further condition that such exercise is made in accordance with all such rules and regulations as the Committee may determine are applicable thereto.

        4.     Manner of Exercise. The Option will be considered exercised (as to the number of Option Shares specified in the notice referred to in Section 4(i) below) on the latest of (x) the date of exercise designated in the written notice referred to in Section 4(i) below, (y) if the date so designated is not a Business Day, the first Business Day following such date, or (z) the earliest Business Day by which the Company has received all of the following:

          (i)    written notice, in such form as the Committee may require, containing such representations and warranties as the Committee may require and designating, among other things, the date of exercise and the number of Option Shares to be purchased;

          (ii)   payment of the Base Price for each Option Share to be purchased in any (or a combination) of the following forms: (A) cash, (B) check or (C) with respect to any Option Shares that upon issuance will be Vested Shares, the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price (and, if applicable the Required Withholding Amount, as described in Section 5 below); and

          (iii)  any other documentation that the Committee may reasonably require.

        5.     Mandatory Withholding for Taxes. The Grantee acknowledges and agrees that upon exercise by the Grantee of a Vested Portion of the Option or if the Grantee makes an election under Section 83(b) of the Code (an "83(b) Election") in connection with the exercise of an Unvested Portion of the Option, the Company will deduct from the shares of LBTYB otherwise deliverable upon exercise of the Option that number of shares of LBTYB (valued at their Fair Market Value on the date of exercise) that is equal to the amount of all federal, state and local taxes required to be withheld by the Company upon such exercise, as determined by the Committee (the "Required Withholding Amount"). If the Grantee elects to make payment by delivery of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the purchase price, such instructions may also include instructions to deliver the Required Withholding Amount to the Company. In such case, the Company will notify the broker promptly of the Committee's determination of the Required Withholding Amount. Upon the vesting of any Unvested Shares as to which the Grantee has not made an 83(b) Election, the Grantee (or a beneficiary designated in accordance with Section 8 of this Agreement) shall remit to the Company the amount of all federal, state and local taxes required to be withheld by the Company with respect to the vesting of such Option Shares, unless provisions to pay such withholding taxes have been made to the satisfaction of the Committee. Upon the payment of any cash dividends with respect to Unvested Shares prior to the vesting thereof, the amount of such dividends shall be reduced to the extent necessary to satisfy any withholding tax requirements applicable thereto prior to payment to the Grantee.

        6.     Payment or Delivery by the Company. As soon as practicable after receipt of all items referred to in Section 4 of this Agreement, and subject to the withholding referred to in Section 5 of this Agreement, the Company will deliver or cause to be delivered to the Grantee (i) certificates issued in the Grantee's name for the number of shares of LBTYB purchased by exercise of the Option, and (ii) any cash payment to which the Grantee is entitled in lieu of a fractional share of LBTYB, as provided in Section 2 above. Any delivery of shares of LBTYB will be deemed effected for all purposes when certificates representing such shares have been delivered personally to the Grantee or, if delivery is by mail, when the stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to the Grantee, and any cash payment will be deemed effected when a check from the Company, payable to the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to the Grantee or deposited in the United States mail, addressed to the Grantee. Until the vesting thereof, certificates representing Unvested Shares and any securities issued or delivered as dividends or distributions with respect to such Unvested Shares shall bear a restrictive legend to the effect that ownership of the Unvested Shares (and such other securities) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and this Agreement. If so determined by the Committee, such certificates shall remain in the custody of the Company or if theretofore delivered to Grantee shall at the request of the Committee be deposited with the Company until the vesting thereof, and the Grantee shall execute and deliver to the Company such stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Unvested Shares represented thereby (and such other securities) upon exercise of the Company's repurchase rights pursuant to Section 7 of this Agreement.

        7.     Early Termination of Option; Company Right to Repurchase. (a) Unless otherwise determined by the Committee in its sole discretion, upon the occurrence of a Termination Event the Option will terminate, prior to the expiration of the Term, at the time specified below:

          (i)    Subject to Section 7(a)(ii) below, if a Termination Event occurs as a result of the resignation or retirement of the Grantee, then (x) the Unvested Portion of the Option will terminate on the Termination Date and (y) the Vested Portion of the Option will terminate at the Close of Business on the first Business Day following the expiration of the 90-day period which began on the Termination Date.

          (ii)   (A) If the Termination Event results from the Grantee's death or the Grantee dies prior to the expiration of a period of time following the Termination Date during which the Vested Portion of the Option remains exercisable as provided in Section 7(a)(i) or Section 7(a)(iii) of this Agreement, as applicable, the Vested Portion of the Option will terminate at the Close of Business on the first Business Day following the expiration of the one-year period which began on the date of the Grantee's death or (B) if the Grantee dies prior to the expiration of a period of time following the Termination Date during which the Vested Portion of the Option remains exercisable as provided in Section 7(a)(iv) below, the Vested Portion of the Option will terminate at the Close of Business on the first Business Day following the later of (x) the expiration of the one-year period which began on the date of the Grantee's death or (y) the expiration of the Special Termination Period.

          (iii)  Subject to Section 7(a)(ii) above, if the Termination Event results from the Grantee's Disability, then the Option will terminate at the Close of Business on the first Business Day following the expiration of the one-year period which began on the Termination Date.

          (iv)  If a Termination Event occurs without Cause (as determined in the sole discretion of the Committee) and other than as a result of the Grantee's death, Disability, resignation or retirement, then (x) the Unvested Portion of the Option will terminate on the Termination Date and (y) the Vested Portion of the Option will terminate at the Close of Business on the first Business Day following the expiration of the Special Termination Period. The "Special Termination Period" is the period of time beginning on the Termination Date and continuing for the number of days that is equal to the sum of (A) 90 plus (B) 180 multiplied by the Grantee's total Years of Continuous Service. A "Year of Continuous Service" means a consecutive 12-month period, measured by the Distribution Date and the anniversaries of that date, during which the Grantee is employed by the Company or a Subsidiary or provides services to the Company or a Subsidiary as a consultant, independent contractor or in a similar capacity or serves as a director of the Company without interruption. For purposes of determining the Grantee's Years of Continuous Service, the Grantee's employment with the Company's former parent, Liberty Media, and any predecessor of Liberty Media will be included.

          (v)   If a Termination Event occurs as a result of Cause, then the Option, including any Vested Portion thereof, will terminate on the Termination Date.

        Notwithstanding any period of time referenced in this Section 7 or any other provision of this Section 7 that may be construed to the contrary, the Option will in any event terminate upon the expiration of the Term. In any event in which the Vested Portion of the Option remains exercisable for a period time following the Termination Date, the determination of the portion of the Option that is the Vested Portion will be made in accordance with Section 3 of this Agreement as of the Termination Date.

        (b)   If a Termination Event occurs, the Company shall have the right, exercisable by written notice delivered to the Grantee within thirty (30) days after the Termination Date, to repurchase all of the Unvested Shares on the terms and conditions set forth herein for an aggregate purchase price, payable in cash, equal to the aggregate amount paid by the Grantee to purchase such shares upon exercise of the Option. To the extent that any cash, securities or other property have been paid or distributed in respect of the Unvested Shares (whether as a dividend, distribution, upon reclassification or otherwise) prior to the repurchase thereof by the Company, such cash, securities or other property shall, except to the extent otherwise determined by the Committee in its sole discretion, be paid or delivered by the Grantee to the Company together with the Unvested Shares without the payment of any additional consideration therefor to the Grantee. In the event of the distribution of warrants, rights or similar securities with respect to the Unvested Shares prior to the repurchase thereof, then unless otherwise determined by the Committee at the time of such distribution, the Company will also have the right to repurchase the securities acquired by the Grantee upon the exercise thereof for an aggregate purchase price equal to the aggregate amount paid by the Grantee to exercise such warrants, rights or other securities, together with such interest thereon as the Committee may determine. The closing of the repurchase hereunder shall occur at the Company's principal executive offices on such date and at such time as the Company shall specify in the repurchase notice, provided that, unless otherwise agreed by the Grantee, the closing shall in any event occur within 15 Business Days following the date the Company's repurchase notice is given to the Grantee. At the closing, the Grantee shall deliver the Unvested Shares, cash, securities and other property to be repurchased, free and clear of any liens, claims, pledges, security interests or other encumbrances, other than those created by the Company. The Grantee acknowledges and agrees that the decision whether to exercise the rights of repurchase set forth in this Section 7(b) shall be at the sole discretion of the Committee.

        (c)   In the event that the Committee, pursuant to the Plan, accelerates the vesting or exercisability of outstanding Awards generally or of outstanding Awards held by senior executives of the Company generally or amends or modifies the terms upon which outstanding Awards are to vest or become exercisable, the Committee shall make corresponding amendments and modifications to the terms hereof relating to the vesting of the Option and any Unvested Shares issued upon the exercise thereof.

        8.     Restrictions. (a) During the Grantee's lifetime, the Option is not transferable (voluntarily or involuntarily) other than pursuant to a Domestic Relations Order and, except as otherwise required pursuant to a Domestic Relations Order, is exercisable only by the Grantee or the Grantee's court appointed legal representative. The Grantee may designate a beneficiary or beneficiaries to whom the Option will pass upon the Grantee's death and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on the form annexed hereto as Exhibit B or such other form as may be prescribed by the Committee, provided that no such designation will be effective unless so filed prior to the death of the Grantee. If no such designation is made or if the designated beneficiary does not survive the Grantee's death, the Option will pass by will or the laws of descent and distribution. Following the Grantee's death, the Option, if otherwise exercisable, may be exercised by the person to whom such option or right passes according to the foregoing and such person will be deemed the Grantee for purposes of any applicable provisions of this Agreement.

        (b)   Neither the Grantee nor any Permitted Transferee may sell, assign, transfer, pledge, encumber or dispose of any Unvested Shares (or securities issued in respect thereof) prior to the vesting thereof except (i) with the prior written consent of the Committee, to any person or entity, or (ii)(A) to a trust or similar arrangement established primarily for the benefit of the Grantee or the Grantee's immediate family members, (B) to the spouse or any lineal descendant of the Grantee or (C) to an entity that is controlled by the Grantee and that continues to be controlled by the Grantee at all times while such entity owns any Unvested Shares, with "control" meaning the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise (any person or entity described in clause (i) or clause (ii) of this Section 8(b), a "Permitted Transferee"), so long as any such sale, assignment, transfer, pledge, encumbrance or disposition does not subject the Company to any additional legal requirements or restrictions or to any liability or obligation and provided that any Unvested Shares transferred to a Permitted Transferee of the Grantee will continue to be subject to the provisions of this Agreement. Any Permitted Transferee of Unvested Shares shall, with respect to such Unvested Shares, be deemed the Grantee for purposes of the exercise by the Company of its repurchase rights pursuant to Section 7(b) of this Agreement.

        9.     No Stockholder Rights. Prior to the exercise of the Option in accordance with the terms and conditions set forth in this Agreement, the Grantee will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any Option Shares, nor will the existence of this Agreement affect in any way the right or power of the Company or any stockholder of the Company to accomplish any corporate act, including, without limitation, the acts referred to in Section 11.16 of the Plan.

        10.   Adjustments. If the outstanding shares of LBTYB are subdivided into a greater number of shares (by stock dividend, stock split, reclassification or otherwise) or are combined into a smaller number of shares (by reverse stock split, reclassification or otherwise), or if the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering, or other similar corporate event (including mergers or consolidations, other than those which constitute Approved Transactions, which shall be governed by Section 11.1(b) of the Plan) affects shares of LBTYB such that an adjustment is required to preserve the benefits or potential benefits intended to be made available under this Agreement, then the Option will be subject to adjustment (including, without limitation, as to the number of Option Shares and the Base Price per share of such Option) in the sole discretion of the Committee and in such manner as the Committee may deem equitable and appropriate in connection with the occurrence of any of the events described in this Section 10 following the Distribution Date.

        11.   Restrictions Imposed by Law. Without limiting the generality of Section 11.8 of the Plan, the Grantee will not exercise the Option, and the Company will not be obligated to issue or cause to be issued any shares of LBTYB, if counsel to the Company determines that such exercise, payment or issuance would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of LBTYB are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the exercise of the Option or the resulting issuance of shares of LBTYB to comply with any such law, rule, regulation or agreement.

        12.   Non-Compete. The Grantee agrees that through the Termination Date and for a period of two (2) years following the Termination Date, unless the applicable Termination Event results from a change in control of the Company, the Grantee will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in or be employed by or otherwise be interested in, or connected in any manner with, any person, firm, corporation or other enterprise (other than Liberty Media, any successor thereto and any subsidiary of Liberty Media or any successor thereto) which directly competes in a material respect with the business of the Company or any of its majority-owned subsidiaries as it is conducted while the Grantee is subject to the restrictions set forth in this Section 12. Nothing herein contained shall be construed as denying the Grantee the right to own securities of any such corporation which is listed on a national securities exchange or The Nasdaq Stock Market to the extent of an aggregate of 5% of the amount of such securities outstanding. For purposes of this Section 12, a change in control of the Company will be considered to have occurred if the group in control of the Company shall no longer include at least one of the following: the Grantee, the family members, estates and heirs of the Grantee and any trust or other investment vehicle for the primary benefit of any such persons.

        13.   Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class mail, postage prepaid and addressed as follows:

    Liberty Media International, Inc.
    12300 Liberty Boulevard
    Englewood, Colorado 80112
    Attn: Elizabeth M. Markowski, Esq.

Any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class mail, postage prepaid, to the Grantee's address as listed in the records of the Company on the Effective Date, unless the Company has received written notification from the Grantee of a change of address.

        14.   Amendment. This Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated in Section 11.7(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee,

          (i)    this Agreement may be amended or supplemented from time to time as approved by the Committee (A) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, (B) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company or the Company's stockholders and, provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, and (C) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

          (ii)   subject to any required action by the Board or the stockholders of the Company, the Option granted under this Agreement may be canceled by the Company and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Vested Portion of the Option.

        15.   Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right (i) to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Grantee's employment at any time, with or without cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary or (ii) to continue as a director of the Company or interfere in any way with the right of the Company or its stockholders under applicable law to remove the Grantee as a director.

        16.   Nonalienation of Benefits. Except as provided in Section 8 of this Agreement, (i) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (ii) no right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

        17.   Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

        18.   Construction. References in this Agreement to "this Agreement" and the words "herein," "hereof," "hereunder" and similar terms include all Exhibits appended hereto. The word "include" and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

        19.   Duplicate Originals. The Company and the Grantee may sign any number of copies of this Agreement. Each signed copy will be an original, but all of them together represent the same agreement.

        20.   Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.

        21.   Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

        22.   Grantee Acceptance. The Grantee will signify acceptance of the terms and conditions of this Agreement by signing in the space provided at the end hereof and returning a signed copy to the Company.

[Signature Page Follows]

Signature Page to Non-Qualified Stock Option Agreement
dated June 7, 2004 between Liberty Media International, Inc. and Grantee

LIBERTY MEDIA INTERNATIONAL, INC.
By:	/s/ ELIZABETH M. MARKOWSKI Name: Elizabeth M. Markowski Title: Senior Vice President
ACCEPTED:
By:	/s/ JOHN C. MALONE John C. Malone c/o Liberty Media International, Inc. 12300 Liberty Boulevard Englewood, CO 80112

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LIBERTY MEDIA INTERNATIONAL, INC. 2004 INCENTIVE PLAN NON-QUALIFIED STOCK OPTION AGREEMENT